Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2021, in the Registration Statement (Form S-1) and related Prospectus of Cyteir Therapeutics, Inc. dated May 28, 2021 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 28, 2021